EXHIBIT 99.1
3790 Park Central Blvd. North
Pompano Beach, FL 33064
NEWS
FOR MORE INFORMATION:
May 20, 2009	954-917-4114
HOWARD L. EHLER, JR.
CHIEF OPERATING OFFICER

IMPERIAL ANNOUNCES FIRST QUARTER 2009 RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today the results of operations for the first quarter ended March 31, 2009.

Net sales for the three months ended March 31, 2009 were $7,178,000, compared to $6,416,000 for the same period in 2008, an increase of 11.9%. For the first quarter ended March 31, 2009 the Company had a net loss, including discontinued operations, of $800,000 or $.32 per diluted share, compared to a net loss of $1,955,000, or $.78 per diluted share, for the prior year period. Discontinued operations, related to the closure of five underperforming distribution facilities in 2008, accounted for losses of $428,000, or $.17 per diluted share, and $583,000, or $.23 per diluted share, in the first three months of 2009 and 2008, respectively.

Results in the first quarter of 2009, include a gain of $573,000 realized from the sale of a parcel of real property located in Gulfport, Mississippi. The property was sold to the Mississippi Department of Transportation pursuant to an eminent domain proceeding. Notwithstanding such sale, the Company continues to operate a distribution facility in Gulfport. The first quarter 2009 results reflect the continued weakness and further deterioration of the economic environment in the United States resulting in an on-going reduction in construction industry demand for the Company’s products during the past several years.

S. Daniel Ponce, Imperial’s Chairman of the Board, stated: “We are operating in a difficult environment and will continue to take steps necessary to adjust our operations to limit losses, preserve liquidity and improve cash flow. While sales from continuing operations improved in the first quarter of 2009 over the comparable period in 2008, increased competition for the limited business within the industry, among other factors, have forced gross margins lower than in prior periods. The Company has also made a concerted effort to reduce expenses wherever possible, without compromising operations. We are unable to predict when the economic climate for the construction industry will improve. We have retained an investment banker and other advisors to seek new financing and to evaluate other strategic alternatives. In addition, we are currently in negotiations to extend our line of credit with our commercial lender beyond the June 1, 2009 maturity date. We have no assurance this line will be extended, and if so, on terms sufficient for us to fully satisfy our operating needs. In any event, we continue to evaluate the operations of all existing facilities and we may be forced to sell and/or close additional distribution facilities if those continued operations cannot be justified.”

 For more information, please refer to the Company’s Form 10-Q for the three months ended March 31, 2009 which was filed with the Securities and Exchange Commission on May 20, 2009 and which will be available on the Company’s website www.imperialindustries.com shortly.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Mississippi and Louisiana. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite

Page 2 of News Release dated May 20, 2009

Manufacturing Co. The Company’s subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of gypsum, roofing, stucco, insulation, doors, windows, lumber and other related products manufactured by other companies as well as the Company’s manufactured products. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.” The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

	(Unaudited)
	Three Months Ended
	March 31,
	2009	2008*
Net Sales	$7,178,000	$6,416,000

Loss from continuing operations, net of taxes	$(372,000)	$(1,372,000)
Loss from discontinued operations, net of taxes	$(428,000)	$(583,000)
Net loss	$(800,000)	$(1,955,000)

Earnings per Common Share:

Loss from continuing operations – basic and diluted	$(0.15)	$(0.55)
Loss from discontinued operations – basic and diluted	(0.17)	(0.23)
Net loss per share – basic and diluted	$(0.32)	$(0.78)

Weighted average shares outstanding - basic and diluted	2,533,000	2,514,000

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*The 2008 results of operations contain certain amounts that have been reclassified to conform with the current period discontinued operations presentation.